Exhibit 10.3

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of February    , 2016 by and among Adam Blank (the “Executive”), Mattress Firm Holding Corp., a Delaware corporation (“MFHC”) and Mattress Firm, Inc., a Delaware corporation (“MFI”) (MFHC and MFI are referred to herein collectively, as the “Company”).

WHEREAS, Executive currently serves as the Chief Operating Officer and General Counsel of HMK Intermediate Holdings LLC, a Delaware limited liability company (the “Subsidiary”);

WHEREAS, effective as of the date hereof, the Company has indirectly acquired all of the outstanding equity interests in the Subsidiary pursuant to the terms and conditions of the certain Securities Purchase Agreement dated November 25, 2015, by and among MFI, HMK Mattress Holdings LLC and the Executive, among others (the “Purchase Agreement”) ; and

WHEREAS, the Company desires to enter into an employment agreement with the Executive to set forth certain terms of his employment relationship and as a means to incentivize the Executive to continue in an employment relationship with the Company;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MFHC, the Executive and MFI agree as follows:

Section 1. Agreement to Employ; No Conflicts. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such continued employment with the Company. The Executive represents and agrees that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not violated, and in connection with his employment with the Company will not violate, any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound and (c) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with his employment with any prior employer other than the Subsidiary or its affiliates.

Section 2. Employment Duties. During the Term (as defined below), the Executive shall serve as President, Sleepy’s of the Company and shall report to, and be subject to the direction and control of, the Company’s Chief Executive Officer. In such capacity, the Executive shall have the authority and responsibility to oversee, manage and direct the operations of the Subsidiary, primarily focusing on the activities, strategy, training, development and efficiencies of the Subsidiary’s field operations as well as managing the back office operations and shall have duties in connection therewith that include cost management, management of departments, overseeing and directing the strategic growth and direction of the Subsidiary, ensuring efficiency of operations throughout the organization, developing and implementing plans for the operational infrastructure of systems, processes, and personnel designed to accommodate the rapid growth objectives of the Company and otherwise providing senior executive level support to the Company as from time to time requested by the Board of Directors of MFHC (the “Board”) or Chief Executive Officer. During the Term, the Executive shall devote his business time, energy, experience and talents to such employment, shall devote his best efforts to advance the interests of the Company and its subsidiaries, including the Subsidiary, and other Affiliates and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board; provided that the Executive may perform the following activities without the prior written consent of the Board, provided that such activities do not interfere with or otherwise affect the performance of his duties hereunder: (i) if invited to do so, serve on the board of directors of another company, subject to the approval of the Board, which shall not be withheld unreasonably; (ii) manage his personal and family investments and estate planning in a manner not in violation of this Agreement; (iii) provide financial advice to David Acker in connection with Mr. Acker’s personal and family trusts in a manner not in violation of this Agreement; and (iv) engage in philanthropic, charitable and community activities. For purposes of this Agreement,

Employment Agreement — Adam Blank

“Affiliate” shall mean any person or entity that, directly or indirectly, is controlled by MFHC. As used herein, “controlled by” means the possession, directly or indirectly, of the power to vote 50% or more of the outstanding voting securities of, or voting interest in, such person or entity or otherwise direct the management policies of such person or entity, by contract, agreement or otherwise.

Section 3. Term of Employment. The term of the Executive’s employment under this Agreement shall commence on the date hereof, and, unless earlier terminated pursuant to Section 7, will continue under this Agreement until and through the last day of the Company’s fiscal year ending closest to January 31, 2019 (the “Initial Expiration Date”), provided, however, that effective upon the Initial Expiration Date and the last day of each subsequent fiscal year of the Company (each, an “Extension Date”), the Term shall be automatically extended upon the same terms and conditions for an additional period of one (1) fiscal year from the scheduled expiration of the Term (prior to giving effect to such one (1) year extension) unless either the Company or the Executive shall have notified the other in writing at least three (3) months prior to the next Extension Date that such party does not desire to have the Term so extended. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as the “Term.”

Section 4. Place of Employment. The Executive’s principal place of employment shall be Hicksville, New York or such other location as mutually agreed upon by the Executive and the Company. The Executive will not be required to relocate to Houston, Texas.  Notwithstanding the foregoing, the Executive acknowledges that the duties to be performed by the Executive hereunder are such that the Executive may be required to travel extensively, subject to the terms and conditions hereof.

Section 5. Compensation; Reimbursement. During the remainder of the Term, the Company shall pay or provide to the Executive, in full satisfaction for his services provided hereunder, the following:

(a) Base Salary. During the first twelve months  of the Term the Company shall pay the Executive a base salary of $400,000 per year (the “Initial Base Salary”), payable not less frequently than semi-monthly in accordance with the payroll policies of the Company for senior executives as from time to time in effect (the “Payroll Policies”), less such amounts as may be required to be withheld by applicable federal, state and local law and regulations.  During fiscal year 2016, the Company intends to engage Pearl Meyer to perform a comparative analysis of compensation packages payable to equivalent executive positions at the Company’s peer companies, which such analysis shall take into account the Executive’s location in the New York City metropolitan area.  Following the first anniversary of the Term , the Executive and the Company shall mutually agree upon a base salary (the “Adjusted Base Salary”) that will be no less than $700,000, which shall be payable to the Executive during the remainder of the Term, subject to the approval of the Compensation Committee of the Board.  If the Company does not receive the compensation study from Pearl Meyer for any reason, the Executive’s annual base salary shall be $700,000 starting on the one year anniversary of the commencement of the Term unless otherwise agreed by the Chief Executive Officer and the Executive, subject to the approval of the Compensation Committee of the Board.  The Initial Base Salary and the Adjusted Base Salary, as applicable, shall be referred to herein as the “Base Salary.”

(b) Cash Bonus.

(i) For each fiscal year of the Company during the Term, the Executive will be eligible to receive a cash bonus, with the amount of the bonus to be determined by the Company based on the EBITDA achieved by the Company in such fiscal year relative to the annual EBITDA target for such fiscal year set forth in the Company’s annual management plan pursuant to the Mattress Firm Holding Corp. Executive Annual Incentive Plan (or such other bonus plan maintained by the Company for its senior executives) (as to a given fiscal year, the “Annual EBITDA Target”). The Executive’s target bonus for each fiscal year will be a percentage of Base Salary established by the Compensation Committee of the Board for such fiscal year, but shall be no less than a target bonus of $200,000 for such fiscal year if the Company achieves 100% of the Annual EBITDA Target for such fiscal year. If the Company achieves more than 100% of the Annual EBITDA Target, the Executive may receive a bonus of up to twice the established target bonus amount pursuant to terms established by the Compensation Committee of the Board. If the Company does not achieve more than 90% of the Annual EBITDA Target, the Executive will be entitled to no cash bonus. If the Company achieves between 90% and 100% of the Annual EBITDA Target, the cash bonus will be determined by linear interpolation between 0% and 100% of the established target bonus amount. “EBITDA” shall be determined as provided in the Mattress Firm Holding Corp. Executive Annual Incentive Plan (or such other bonus plan maintained by the Company for its senior executives). The actual bonus received will be calculated using the Executive’s actual earned base salary during the applicable fiscal year.

(ii)  In addition to the bonus described above, with respect to each fiscal year of the Company during the Term, the Executive will be eligible to share with other members of senior management of the Company, in a percentage to be determined by the Board, an incremental bonus pool of 10% of the amount of annual EBITDA in excess of a second, higher annual EBITDA target for such fiscal year as set forth in the Company’s annual management plan pursuant to the Mattress Firm Holding Corp. Executive Annual Incentive Plan (or such other bonus plan maintained by the Company for its senior executives) (the “Maximum Annual EBITDA Target”).

(iii) The Annual EBITDA Target and the Maximum Annual EBITDA Target for each fiscal year shall be determined annually by the Board or the Compensation Committee of the Board in good faith. Whether the Annual EBITDA Target or the Maximum EBITDA Target for any fiscal year has been achieved, in whole or in part, will be determined by the Board or the Compensation Committee of the Board.

(iv) Any bonus payable hereunder for an applicable fiscal year shall be paid after the Board has reviewed the Company’s final audited consolidated financial statements for the applicable fiscal year, provided, however, that the bonus payable for a fiscal year shall be paid no later than the date that is two and one-half months after the end of the calendar year in which such fiscal year ended. The Executive must be employed by the Company on the last day of the applicable fiscal year for which a bonus is payable hereunder in order to receive any such bonus for such fiscal year. If for any reason other than the Company’s termination of the Executive’s employment for Cause or the Executive’s resignation without Good Reason, the employment of the Executive terminates on or after the last day of any fiscal year for which a bonus is payable hereunder but before such bonus has been paid, the Executive shall be paid such bonus in accordance with this Section 5(b)(iv) (including, for the avoidance of doubt, in the event that the employment of the Executive is terminated due to the provision of notification pursuant to Section 3 that the Term will not continue beyond its then scheduled expiration date).

(v) On the first payroll date following the date hereof, the Company shall pay the Executive a cash bonus equal to the product of (A) the Executive’s target annual bonus under the Subsidiary’s bonus plan for the Subsidiary’s fiscal year in which the closing of the transactions contemplated by the Purchase Agreement occurs, (B) multiplied by a fraction, (x) the numerator of which is the number of days from the first day of such fiscal year to the date hereof, and (y) the denominator of which is 365.

(c) Expenses. The Company shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties contemplated hereby in accordance with the Company’s usual policies upon receipt from the Executive of written substantiation of such expenses in accordance with the Company’s usual policies. Such payments under this Section 5(c) shall be made within ten (10) business days after the delivery of the Executive’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require, provided that such request is made no later than thirty (30) days after such expense is incurred. The amount of expenses eligible for reimbursement pursuant to this Section 5(c) during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive. The right to reimbursement pursuant to this Section 5(c) is not subject to liquidation or exchange for another benefit.  In addition, the Company shall provide Executive a Company credit card, subject to the applicable policies of the Company, including the Travel and Expense Reimbursement Policy.

(d)  Vacation and Other Time Off. The Executive shall be entitled to twenty (20) days of vacation per year, accrued in accordance with the Company’s vacation policy, prorated for any partial years of service.

(e) Benefits. During the remainder of the Term, the Executive shall be entitled to participate in all medical, dental, disability insurance, life insurance, retirement, savings and any other employee benefit plans or programs (other than a car allowance) which are otherwise generally made available by the Company to its senior executives; provided, however, that the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees.

(f) Signing Bonus. As a further incentive to the Executive to accept and continue employment with the Company, the Executive shall receive a cash bonus equal to $300,000 (the “Signing Bonus”), payable in four equal quarterly installments, in arrears, commencing as soon as administratively feasible under the Payroll Policies.

Section 6. Equity Participation. The Executive shall be eligible to receive equity grants under the Mattress Firm Holding Corp. 2011 Omnibus Incentive Plan as may be awarded by the Compensation Committee of the Board from time to time.  Notwithstanding the foregoing, subject to the approval of the Compensation Committee of the Board, on the date hereof, the Executive shall receive an equity grant having an aggregate equivalent fair value on the date of grant equal to $350,000, (i)one-third of which shall be awarded in the form of time-based stock options, vesting in equal annual installments over four years, (ii) one-third of which shall be awarded in the form of shares of restricted stock, vesting in equal annual installments over four years and (iii) one-third of which shall be awarded in the form of restricted stock, vesting in equal annual installments over four years provided that the specified annual stock price increase targets are satisfied. The terms of each equity grant shall be subject to the approval of the Compensation Committee of the Board and shall be identical to those of equity grants made to the Company’s executive officers (provided that the foregoing shall not require the participation of the Executive in any special equity grants to one or more executive officers that may be approved from time to time by the Compensation Committee of the Board).  The Executive shall not participate in the general equity grant expected to be awarded by the Compensation Committee of the Board in September 2016.

Section 7. Termination. The Executive’s employment hereunder may be terminated as follows:

(a) Upon Disability.

(i) If during the Term, the Executive shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Executive, in the good faith judgment of the Board based on the opinion of a physician selected by the Board who may but need not be the Executive’s normal treating physician, is unable as a result of such disability, with or without a reasonable accommodation, to substantially and competently perform his duties hereunder for a period of ninety (90) consecutive days or for one hundred twenty (120) days during any six-month period (a “Disability”), the Company may terminate the Executive’s employment hereunder. In order to assist the Board in making that determination, the Executive shall, as reasonably requested by the Board, (A) make himself available for medical examinations by one or more physicians chosen by the Board and (B) use his best efforts to cause his own physician(s) to be available to discuss with the Board such Disability.

(ii) Upon termination of the Executive’s employment for Disability, the Company shall not be obligated to make any salary, bonus or other payments or to provide any benefits under this Agreement (other than payments in respect of the Base Salary then in effect for services rendered or expenses incurred through the date of such termination or accrued and unpaid benefits pursuant to any medical, dental, disability insurance, life insurance, retirement, savings or any other employee benefit plans or programs in which the Executive participates on the Executive’s last day of employment hereunder, which shall be paid in accordance with the Company’s plans and applicable law (collectively, “Accrued Termination Obligations”)); provided, however, that, in addition to the Accrued Termination Obligations, the Company shall (A) pay to the Executive, or the legal representative of the Executive, the Base Salary at the rate in effect on the date of termination (less any amounts that the Executive receives pursuant to any Company-sponsored long-term disability insurance policy for the Executive as and if in effect at the date of termination) in equal installments in accordance with the Payroll Policies for a period of twelve (12) months following such termination, (B) reimburse the Executive for the premiums the Executive pays for any continued medical and dental coverage for the Executive and the Executive’s eligible dependents under the Company’s group health plans for twelve (12) months following the date of such termination as provided in Section 7(j) and (C) if applicable, continue to provide disability insurance coverage for the Executive to the extent necessary to continue benefits which the Executive became entitled to receive prior to the termination of his employment with the Company; and provided, further, that the Company shall be entitled to amend or terminate any plans which are applicable generally to the Company’s senior executives, officers or other employees. If at the time of termination of employment accrued vacation is paid out under the Company’s policies as then generally applicable to senior executives, then such accrued vacation shall be treated for all purposes of this Agreement as an Accrued Termination Obligation hereunder to the extent such accrued vacation is otherwise payable under such policies. If the Executive is not a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Final Department of Treasury Regulations issued thereunder (collectively, “Section 409A”) at the time of termination (“Specified Employee”), and the Executive has timely signed and delivered to the Company, by the deadline established by the Company, a general release of claims in form and substance reasonably satisfactory to the Company (a “Release”), which has become irrevocable by the time set forth below, the Company shall pay the Executive the cash severance benefits described in clause (A) in accordance with the Payroll Policies commencing on the first payroll date under the Payroll Policies that coincides with or immediately follows the date that is sixty (60) days following the date of the Executive’s “separation from service” within the meaning of Section 409A (“Separation From Service”). The Executive will not be permitted to specify the year in which his payment will be made. If the 60-day period spans two taxable years of the Executive, the cash severance benefits will begin to be paid in the later of such taxable years. In the event that the Company is described in Section 409A(a)(2)(B)(i) of the Code and the Executive is a Specified Employee and the Executive has timely signed and delivered to the Company, by the deadline established by the Company, a Release, which has become irrevocable by the time set forth below, the Company shall pay the Executive the cash severance benefits described in clause (A) in accordance with the Payroll Policies; provided, however, that the payments for the first six (6) months, to the extent (if any) such payments are subject to Section 409A of the Code, shall be accumulated and paid to the Executive on the date that is six (6) months and one day following the date of the Executive’s Separation From Service to the extent that earlier payment would result in adverse tax consequences under Section 409A. Whether the Executive is or is not a Specified Employee, the Executive will not be paid the cash severance benefits described in clause (A) or entitled to the benefits described in clause (B) (except for the Executive’s rights under section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) and the Executive shall forfeit any right to such payments and benefits, unless (i) the Executive has signed and delivered to the Company the Release and (ii) the period for revoking the Release shall have expired (in the case of both clauses (i) and (ii)) prior to the date that is sixty (60) days following the date of the Executive’s Separation From Service.

(b) Upon Death.

(i) If the Executive dies during the Term, the Executive’s employment hereunder shall automatically terminate as of the close of business on the date of his death.

(ii) Upon termination of the Executive’s employment as result of the Executive’s death, the Company shall not be obligated to make any salary, bonus or other payments or to provide any benefits under this Agreement (other than the Accrued Termination Obligations); provided, however, that, in addition to the Accrued Termination Obligations, the Company shall pay to the Executive’s estate the Base Salary at the rate in effect on the date of termination in equal installments in accordance with the Payroll Policies for a period of twelve (12) months. These installment payments shall be paid in accordance with the Payroll Policies commencing on the first payroll date under the Payroll Policies that coincides with or immediately follows the date of the Executive’s death.

(c) For Cause. The Company may terminate the Executive’s employment hereunder at any time, effective immediately upon written notice to the Executive, for Cause (as defined below) and all of the Executive’s rights to payments and any other benefits otherwise due hereunder (other than Accrued Termination Obligations) shall cease upon such termination. The Company shall have “Cause” for termination of the Executive if any of the following has occurred:

(i) the Executive’s dishonesty or bad faith in connection with the performance of his duties;

(ii) a refusal or failure by the Executive to use his reasonable efforts to perform duties of a reasonably objective standard that are consistent with the office(s) held by him as requested by the Board which would not give rise to Good Reason and which is not cured within thirty (30) days after written notice is delivered by the Board to the Executive;

(iii) the Executive’s conviction of a felony;

(iv) the failure of the Executive to notify the Board of any material relationships between him and/or any member of his immediate family with any person or entity with whom the Company or any of its subsidiaries has a material business relationship; or

(v) a material breach of the provisions of Section 8, Section 9 or Section 10 of this Agreement by the Executive.

(d) Without Cause.

(i) The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive. Upon such termination, the Executive shall, in addition to the Accrued Termination Obligations, have the right to receive from the Company, payable over twelve (12) months in accordance with the Payroll Policies (all such payments, collectively, the “Severance Payments”), (A) the Base Salary at the rate in effect on the date of termination, and (B) solely if such termination occurs prior to the first anniversary of the date of this Agreement, an additional $300,000. In addition, Executive shall receive reimbursement from the Company for the premiums the Executive pays for any continued medical and dental coverage for the Executive and the Executive’s eligible dependents under the Company’s group health plans for twelve (12) months following the date of such termination as provided in Section 7(j); provided, however, that the Company shall be entitled to amend or terminate any plans which are applicable generally to the Company’s senior executives, officers or other employees. Notwithstanding the foregoing, if the Executive accepts other employment, the Company’s obligation under Section 7(j) to reimburse the Executive for the premiums paid by the Executive for COBRA Coverage (as that term is defined below in Section 7(j)) shall immediately cease upon Executive’s becoming eligible to participate in comparable medical and dental coverage pursuant to such other employer’s plans, subject to his right to continue coverage at the Executive’s own expense to the extent required under COBRA. If the Executive is not a Specified Employee as of the date of termination and the Executive has timely signed and delivered to the Company, by the deadline established by the Company, a Release, which has become irrevocable by the time set forth below, the Company shall pay the Executive the cash severance benefits described in clause

(A) in accordance with the Payroll Policies commencing on the first payroll date under the Payroll Policies that coincides with or immediately follows the date that is sixty (60) days following the date of the Executive’s Separation From Service. The Executive will not be permitted to specify the year in which his payment will be made. If the 60-day period spans two taxable years of the Executive, the cash severance benefits will begin to be paid in the later of such taxable years. In the event that the Company is described in Section 409A(a)(2)(B)(i) of the Code and the Executive is a Specified Employee and the Executive has timely signed and delivered to the Company, by the deadline established by the Company, a Release, which has by that time become irrevocable, the Company shall pay the Executive the cash severance benefits described in clauses (A) and (B) in accordance with the Payroll Policies; provided, however, that the payments for the first six (6) months, to the extent (if any) such payments are subject to Section 409A, shall be accumulated and paid to the Executive on the date that is six (6) months and one day following the date of the Executive’s Separation From Service to the extent that earlier payment would result in adverse tax consequences under Section 409A. Whether the Executive is or is not a Specified Employee, the Executive will not be paid the cash severance benefits described in clause (A) or (B) or entitled to the benefits described in clause (C) (subject to the Executive’s rights under COBRA) and the Executive shall forfeit any right to such payments and benefits, unless (i) the Executive has signed and delivered to the Company the Release and (ii) the period for revoking the Release shall have expired (in the case of both clauses (i) and (ii)) prior to the date that is sixty (60) days following the date of the Executive’s Separation From Service.

(ii) It is further acknowledged and agreed by the parties that the actual damages to the Executive in the event of termination under this Section 7(d) would be difficult if not impossible to ascertain, and, therefore, the salary and benefit continuation provisions set forth in this Section 7(d) shall be the Executive’s sole and exclusive remedy in the case of termination under this Section 7(d) and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Executive may have in the case of such termination.

(e) Resignation Without Good Reason. The Executive shall have the right to terminate his employment hereunder upon one (1) month’s prior written notice to the Company, and upon such termination, all of the Executive’s rights to payments and any other benefits otherwise due hereunder (other than Accrued Termination Obligations) shall cease upon such termination.

(f) Resignation For Good Reason.

(i) The Executive shall have the right to terminate his employment hereunder at any time for Good Reason (as defined below). Upon such termination, the Executive shall, in addition to the Accrued Termination Obligations, have the right to receive from the Company the same Severance Payments and benefits that he would have been entitled to receive had the Executive been terminated by the Company in accordance with Section 7(d) above, payable as provided in Section 7(d) above (including the provisions of Section 7(d) relating to the requirement of a Release).  Notwithstanding the foregoing, if the Executive terminates his employment hereunder due to the Company’s relocation of the Executive’s principal place of employment to Houston, Texas, the Executive shall be entitled to receive the greater of (A) $2,100,000 less all amounts paid to the Executive pursuant to Sections 5(a) and 5(f) of this Agreement through the date of termination, or (B) the sum of (i) the Base Salary at the rate in effect on the date of termination, and (ii) solely if such termination occurs prior to the first anniversary of the date of this Agreement, an additional $300,000, which aggregate amount shall be in lieu of the Severance Obligations payable pursuant to Section 7(d) above, and shall be payable over twelve (12) months in accordance with the Payroll Policies if the Executive has timely signed and delivered to the Company, by the deadline established by the Company, a Release, which has by that time become irrevocable.  In such event, the Executive shall also be able to receive the COBRA Coverage benefits as described in Section 7(d), subject to the terms thereof.

(ii) The Executive shall have “Good Reason” for termination of his employment hereunder if any of the following has occurred without the Executive’s prior written consent; provided that the Executive shall not be deemed to have Good Reason unless (i) notice of the event or condition purportedly giving rise to Good Reason is given by the Executive in writing no later than ninety (90) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises, (ii) there does not exist an event or condition which could serve as the basis of a termination of the Executive’s employment for Cause, (iii) the Company has had thirty (30) days from the date written notice of such termination is given (the “Cure Period”) to cure such event or condition and has not done so and (iv) the Executive resigns no later than ninety (90) days following expiration of the Cure Period:

(A) a material diminution in Executive’s duties or authority;

(B) any reduction in the Base Salary, material perquisites (including vacation allowance) or the overall level of other benefits aside from (A) general changes made to benefit plans available to the employees or senior management of the Company for which the Executive is eligible or for any reductions required by law, and (B) any such reduction which is materially commensurate with any such reduction borne by the Chief Executive Officer of the Company;

(C) if, in respect of any fiscal year commencing after December 31, 2015, Executive’s total target compensation package (including annual base salary, cash bonus at target levels and grant date fair value of long-term equity awards) is less than $1,250,000;

(D) relocation of the Executive’s principal place of employment more than twenty-five (25) miles from its location as of the date of this Agreement; or

(E) a material breach by the Company of this Agreement.

Notwithstanding the foregoing, the Executive shall not have “Good Reason” to terminate his employment if, after full reasonable disclosure by the Company of the relevant applicable facts and circumstances, he has consented in writing to any event set forth above. For the avoidance of doubt, a disagreement between the Executive and the Board with respect to the policies and strategies adopted or approved by the Board with respect to the Company’s business and affairs, including without limitation matters set forth in any annual operating budget or strategic plan approved by the Board, shall not constitute “Good Reason” for purposes of this Agreement.

(g) Upon Expiration of the Term. In the event the Company notifies the Executive that the Term will not automatically extend in accordance with Section 3 and there is an expiration of the Term at its regularly scheduled expiration date under Section 3 (a “Scheduled Expiration”), then, following the expiration of the Term and a concurrent termination of the Executive’s employment (regardless of whether such termination is by the Company or the Executive), the Executive shall, in addition to the Accrued Termination Obligations, have the right to receive from the Company, for nine (9) months, (A) continued payment of the Base Salary at the rate in effect at the expiration of the Term in accordance with the Payroll Policies and (B) reimbursement from the Company for the premiums the Executive pays for any continued medical and dental coverage for the Executive and the Executive’s eligible dependents under the Company’s group health plans for nine (9) months following the date of such expiration of the Term and such concurrent termination as provided in Section 7(j); provided, however, that the Company shall be entitled to amend or terminate any plans which are applicable generally to the Company’s senior executives, officers or other employees. Notwithstanding the foregoing, if the Executive accepts other employment, the Company’s obligation under Section 7(j) to reimburse the Executive for the premiums paid by the Executive for COBRA Coverage (as that term is defined below in Section 7(j)) shall immediately cease upon Executive’s becoming eligible to participate in comparable medical and dental coverage pursuant to such other employer’s plans, subject to his right to continue coverage at the Executive’s own expense to the extent required under COBRA. If the Executive is not a Specified Employee as of expiration of the Term and the Executive has timely signed and delivered to the Company, by the deadline established by the Company, a Release, which has by that time become irrevocable, the Company shall pay the Executive the cash severance benefits described in clause (A) in the event of a Scheduled Expiration and such concurrent termination in accordance with the Payroll Policies commencing on the first payroll date under the Payroll Policies that coincides with or immediately follows the date that is sixty (60) days following the date of the Executive’s Separation From Service. The Executive will not be permitted to specify the year in which his payment will be made. If the 60-day period spans two taxable years of the Executive, the cash severance benefits will begin to be paid in the later of such taxable years. In the event that the Company is described in Section 409A(a)(2)(B)(i) of the Code and the Executive is a Specified Employee and the Executive has timely signed and delivered to the Company, by the deadline established by the Company, a Release, which has by that time become irrevocable, the Company shall pay the Executive the cash severance benefits described in clause (A) in the event of a Scheduled Expiration and such concurrent termination in accordance with the Payroll Policies; provided, however, that the payments for the first six (6) months, to the extent (if any) such payments are subject to Section 409A of the Code, shall be accumulated and paid to the Executive on the date that is six (6) months following the date of the Executive’s Separation From Service to the extent that earlier payment would result in adverse tax consequences under Section 409A. Whether the Executive is or is not a Specified Employee, the Executive will not be paid the cash severance benefits described in clause (A) or entitled to the benefits described in clause (B) (subject to the Executive’s rights under COBRA) and the Executive shall forfeit any right to such payments and benefits unless (i) the Executive has signed and delivered to the Company the Release and (ii) the period for revoking the Release shall have expired (in the case of both clauses (i) and (ii)) prior to the earlier of the deadline established by the Company or the applicable payment date (the date that is the first payroll date that coincides with or immediately follows the date that is sixty (60) days following the date of the Executive’s Separation From Service. For the avoidance of doubt, in no event shall Section 7(a)-(f) apply in the case of a termination covered by this Section 7(g) unless the Company prior to its notice shall have received notice of Good Reason from the Executive. For the avoidance of doubt, in the event that the Executive notifies the Company that he does not desire to extend the Term in accordance with Section 3 above, then all of the Executive’s rights to payments and any other benefits otherwise due hereunder (other than any rights that the Executive may have under Section 5(b)(vi) in accordance with its terms and, in the case of a concurrent termination of the Executive’s employment, the Accrued Termination Obligations) shall cease upon the expiration of the Term.

(h) Release. For the avoidance of doubt, as a condition to the payments under Section 7(a), 7(d), 7(f) or 7(g), the Executive (or the Executive’s or his estate’s representative, if the Executive is incompetent or dead) shall execute and deliver to the Company a Release executed and delivered first by the Company and then by the Executive and, subject thereto, become irrevocable within sixty (60) days following termination.  No payment or benefits under Section 7(a), 7(d), 7(f) or 7(g) shall be required to be paid or provided unless or until the foregoing release requirements are satisfied, including the expiration of the revocation period.  Prior to the date that is sixty (60) days following the date of the Executive’s Separation from Service, the Executive must have signed and delivered to the Company the Release and the revocation period shall have expired.  This Section 7(h) is not intended to have any effect on the Company’s obligations hereunder except as expressly set forth herein or the Executive’s rights under COBRA.

(i) Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Code, and shall be interpreted in a manner consistent with Section 409A, or, if applicable, an exclusion therefrom. For purposes of this Agreement, all references to “termination”, “termination of employment” and correlative phrases shall mean a Separation From Service. Each payment made under this Agreement shall be treated for the purposes of Section 409A as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Any reimbursements provided for in this Agreement shall be made consistent with the requirements of Section 1.409A-1(b)(9)(v) of the Treasury Regulations.

(j) Reimbursement of COBRA Premiums. If, at the time the Executive’s employment with the Company terminates under Section 7(a), (d) or (f) or at the time the Term expires due to the election of the Company pursuant to Section 3 not to extend the Term beyond its then scheduled expiration date, the Executive is an active participant in the Company’s group medical plan and/or the Company’s group dental plan (collectively, the “Group Health Plan”) and the Executive timely elects under COBRA to continue the

Executive’s and any qualifying dependent’s Group Health Plan coverage (“COBRA Coverage”) the Company will reimburse the Executive for the full amount of the premiums the Executive pays for COBRA Coverage under the Group Health Plan for up to the first 12 months the Executive maintains such COBRA Coverage (or for up to the first 9 months in the case the Term expires due to the election of the Company pursuant to Section 3 not to extend the Term beyond its then scheduled expiration date), subject, with respect to each month, to the Executive’s submission of reasonable documentation that he has paid such premium, if reasonably requested by the Company. Any reimbursements by the Company to the Executive required under this Section 7(j) shall be made on the last day of each month the Executive pays the amount required for such COBRA Coverage, for up to the first 12 months of COBRA Coverage if the Executive’s employment with the Company terminates under Section 7(a), (d) or (f) or for up to the first nine (9) months in the case the Term expires due to the election of the Company pursuant to Section 3 not to extend the Term beyond its then scheduled expiration date. If the Executive is a Specified Employee and the benefits specified in this Section 7(j) are taxable to the Executive and not otherwise exempt from Section 409A then any amounts to which the Executive would otherwise be entitled under this Section 7(j) during the first six (6) months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six (6) months following the date of the Executive’s Separation From Service. Except for any reimbursements under the applicable Group Health Plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 7(j), or in-kind benefits provided, during the Executive’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive. The Executive’s right to reimbursement or in-kind benefits pursuant to this Section 7(j) shall not be subject to liquidation or exchange for another benefit. Subject to the Executive’s Group Health Plan continuation rights under COBRA, the benefits listed in this Section 7(j) shall be reduced to the extent benefits of the same type are received by the Executive, the Executive’s spouse or any eligible dependent from any other person during such period, and provided, further, that the Executive shall have the obligation to notify the Company that the Executive or his spouse or other eligible dependent is receiving such benefits. The Company shall retain the discretion to reasonably modify the manner in which the benefits described in this Section 7(j) are provided by the Company to the Executive to the extent reasonably necessary to comply with applicable law; provided, however, that the Company shall make such modifications so as to allow the Executive to continue to receive to the maximum extent possible the economic benefits contemplated by this Section 7(j).

Section 8. Protection of Confidential Information; Non-Competition; Non-Solicitation.

(a) Acknowledgment. The Executive agrees and acknowledges that in the course of rendering services to the Company and its clients and customers he will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and Affiliates that is non-public, confidential or proprietary in nature. The Executive acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its good will and reputation. The Executive agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. The Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all confidential information. The existence of any claim or cause of action by the Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

(b) Confidential Information. During and at all times after the Term, the Executive shall keep secret all non-public information, matters and materials of the Company (including the Subsidiary, any other subsidiaries or Affiliates), including, but not limited to, know-how, trade secrets, mail order and customer lists, vendor or supplier information, pricing policies, operational methods, any information relating to the Company’s (including the Subsidiary’s, any other subsidiaries’ or Affiliates’) products or product development, processes, product specifications and formulations, artwork, designs, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information of the Company (including the Subsidiary, any other subsidiaries and Affiliates) (collectively, the “Confidential Information”), to which he has had or may have access and shall not use or disclose such Confidential Information to any person other than (i) the Company, its authorized employees and such other persons to whom the Executive has been instructed to make disclosure by the Board or the Chief Executive Officer of the Company, or to the extent necessary or desirable in the course of the Executive’s service to the Company or as otherwise expressly required in connection with court process, (ii) as may be required by law and then only after consultation with the Board to the extent possible or (iii) to the Executive’s personal advisors for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. “Confidential Information” shall not include any information which is in the public domain during the period of service of the Executive, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Agreement or by any other party in violation of a confidentiality or nondisclosure agreement with the Company. Upon termination of his employment for any reason or at such earlier time requested by the Board, the Executive shall deliver to the Company all documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (x) belong to the Company or (y) contain or reflect any Confidential Information concerning the Company, its subsidiaries and Affiliates.

(c) Non-Competition. In addition to, and without limitation of, the Executive’s obligations under the Purchase Agreement, during the Term and, provided that the Executive is receiving the remuneration and other benefits to which he is entitled under Section 7(d), Section 7(f), and Section 7(g), thereafter for a period equal to twelve (12) months (without consideration of whether any termination benefits otherwise available to the Executive under Section 7 are eliminated as a result of Executive’s acceptance of other employment), the Executive shall not, in any capacity, anywhere in the United States or on the internet, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (A) own, operate, manage, or control, (B) serve as an officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity to or (C) have any financial interest in, or assist anyone else in the conduct of the business of any Competitor (as defined below); provided, however, that the Executive shall be permitted to own less than 5% of any class of publicly traded securities of any company. For purposes of this Section 8, “Competitor” means any person or entity engaged in or which proposes to engage in the business of the retail sale of mattresses.

(d) Non-Solicitation. In addition to, and without limitation of, the Executive’s obligations under the Purchase Agreement, during the Term and for a period of twelve (12) months thereafter, the Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (i) solicit, divert or encourage any officers, directors or key employees of the Company (including the Subsidiary, any other subsidiary or Affiliate) to terminate his or her relationship with the Company (including the Subsidiary, any other subsidiary or Affiliate), or hire any such officer, director or key employee, (ii) solicit, divert or encourage any officers, directors or key employees of the Company (including the Subsidiary, any other subsidiary or Affiliate) to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity, or (iii) influence, attempt to influence or otherwise cause any of the clients, vendors, distributors or business partners of the Company (including the Subsidiary, any other subsidiary or Affiliate) to transfer his, her or its business or patronage from the Company to any Competitor.

(e) Remedies for Breach. The Company and the Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. The Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenants by the Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by the Executive of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and a preliminary or permanent injunction in any court of competent jurisdiction, and to prevent or otherwise restrain a breach of this Section 8 without the necessity of proving damages or posting a bond or other security, to the maximum extent permitted by applicable law. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The Executive shall not defend on the basis that there is an adequate remedy at law, but the Executive shall be entitled to contest on the grounds that no such breach or threatened breach has occurred. In addition to and not in lieu of any other remedy that the Company may have under this Section 8 or otherwise, in the event of any breach of any provision of this Section 8, Section 9 or Section 10 during the period during which the Executive is entitled to receive payments and benefits pursuant to Section 7, such period shall be deemed to have terminated as of the date of such breach and the Executive shall not thereafter be entitled to receive any salary or other payments or benefits under this Agreement with respect to periods following such date.

(f) Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 8 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by the Executive for such obligations. The Executive further acknowledges that after termination of his employment with the Company for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 8 and the Executive’s ability to earn a livelihood without violating such covenants is a material condition to his employment with the Company. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 8 are not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 8 as will render such restrictions valid and enforceable.

Section 9. Certain Agreements.

(a) Suppliers. The Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any supplier, landlord or vendor to the Company (including the Subsidiary, any other subsidiaries or Affiliates); provided, however, that the Executive shall be permitted to own less than five percent (5%) of any class of publicly traded securities of any company.

(b) Certain Activities. During the Term, the Executive shall not knowingly (i) without the prior approval of the Board give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company, (ii) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.

Section 10. Intellectual Property. All copyrights, trademarks, trade names, service marks and all ideas, inventions, discoveries, secret processes and methods and improvements, together with any and all patents that may be issued thereon, and all other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by Executive during the term of his employment that relate to the business or operations of the Company or any subsidiary or Affiliate thereof or that result from any work performed by the Executive for the Company or any such subsidiary or Affiliate shall be the sole property of the Company or such subsidiary or Affiliate, as the case may be, and Executive hereby waives any right or interest that he may otherwise have in respect thereof. Upon the reasonable request of the Company, Executive shall execute, acknowledge and deliver any instrument or document reasonably necessary or appropriate to give effect to this Section 10 and, at the Company’s cost, do all other acts and things reasonably necessary to enable the Company or such subsidiary or Affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

Section 11.    Certain SEC Filings.  So long as the Executive remains an officer of the Company, the Company shall, at its sole cost and expense, prepare on behalf of the Executive any reports required to be filed by the Executive under Section 16 or Section 13(d) of the Securities Exchange Act of 1934, as amended, regarding the Executive’s direct or indirect holdings or transactions in equity securities of the Company, so long as the Executive timely provides the Company all information required to prepare such reports.

Section 12. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth (5th) day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(i) For notices and communications to MFHC and MFI:

Mattress Firm Holding Corp.
5815 Gulf Freeway

Houston, Texas 77023
Attn: William E. Watts

with a copy to:

Mattress Firm Holding Corp.
5815 Gulf Freeway

Houston, Texas 77023
Attn: General Counsel

(ii) For notices and communications to the Executive:

Adam Blank

1000 South Oyster Bay Road

Hicksville, NY 11801

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn:  Sean P. Griffiths

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

Section 13. General.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT TO ANY CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF AND/OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR SEPARATION THEREFROM. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 13(b) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(c) Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(d) Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

(e) Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law.

(f) Counterparts; Effectiveness. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original and all of which together shall be considered one and the same agreement, and will become effective when each of the Company and the Executive receives a counterpart hereof that has been executed by the other.

(g) Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

(h) Effective Time; Entire Agreement. This Agreement constitutes the entire agreement between the Executive and the Company and any of their respective affiliates with respect to the terms and conditions of the Executive’s employment with the Company and his rights and obligations as an equity holder of Holdings and supersedes all prior agreements, arrangements, promises and understandings, whether written or oral, between the Executive and the Company and any of their respective affiliates with respect to those subject matters.  The Executive and the Company hereby acknowledge and agree that that certain Employment Agreement dated March 30, 2012 between the Executive and the Subsidiary and all other prior employment agreements between the Executive and the Subsidiary or any of its Affiliates are hereby terminated and cancelled, and the Executive waives any and all severance payments he may have been entitled to thereunder.

(Signatures on following page.)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MATTRESS FIRM HOLDING CORP.

By:	/s/ Alex Weiss
Name:	Alex Weiss
Title:	Chief Financial Officer

MATTRESS FIRM, INC.

By:	/s/ Alex Weiss
Name:	Alex Weiss
Title:	Chief Financial Officer

/s/ Adam Blank
Adam Blank